UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of Report: July 12, 2007
(Date of earliest event reported)

ROYAL INVEST INTERNATIONAL CORP.
(Exact name of registrant as specified in its charter)

Delaware --------------------------------	000-27097 --------------------------------	98-021578 ----------------------------------------------
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1350 Avenue of the Americas, 24th Floor
New York, NY 10019-4702
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(Address of principal executive offices) (Zip Code)

(203) 557-3845
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(Registrant’s telephone no., including area code)

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(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 - REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01      Entry into a Material Definitive Agreement.

       On or about March 13, 2007 which was revised on July 12, 2007, the Registrant through its CEO Jerry Gruenbaum of Westport, Connecticut USA and its subsidiary Royal Invest Europe B.V., through its Director David Havenaar of Rotterdam, the Netherlands, entered into a binding Memorandum of Agreement with Muermans Vastgoed 46 B.V.of Herten, Roermond, the Netherlands as Seller to purchase an 18,338 m2 (approximately 197,183 square feet) commercial office building known as Schepersmaat 4, 9405 TA in Assen, the Netherlands for € 24,311,000 (approximately $33,062,960 USD) in cash and newly issued stock.  The property which has a yearly rental income of € 2,000,000 (approximately $2,680,000 USD), guaranteed by the Seller for two years, has been appraised by an assessor acceptable to The Bank of Scotland for € 24,311,000 (approximately $33,062,960 USD).  In addition the Sellers will pay any real estate transfer tax and Registrant will pay approximately € 60,000 in notary transfer expenses.  The transaction is subject to bank financing in the amount of € 19,000,000 (approximately $25,460,000 USD) from the Bank of Scotland which the Registrant has applied for and is awaiting a decision and the balance of the purchase price payable with the Registrant’s shares valued at $0.2078 per share for a total of 20,000,000 newly issued shares.

       In addition per said Memorandum, in June 2007 Seller purchased 5,000,000 shares of the Registrant for $500,000 USD in cash.

       No officer or director of the Registrant and any of its subsidiaries are directly or indirectly affiliated with the Seller nor are they directly or indirectly receiving any of the cash associated with the above transaction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROYAL INVEST
(Registrant)

Date: August 14, 2007	By: /s/ JERRY GRUENBAUM
Jerry Gruenbaum
Chief Executive Officer
(Duly Authorized Officer)

Date: August 14, 2007	By: /s/ NATHAN LAPKIN
Nathan Lapkin
Chief Financial Officer
and President
(Principal Financial
and Accounting Officer)